Exhibit 99.1

PPL reaches agreement to acquire natural gas-fired power plant in Pennsylvania

ALLENTOWN, Pa. (Feb. 27, 2012) — PPL Corporation (NYSE: PPL) announced Monday (2/27) that on Thursday, Feb. 23, 2012, PPL Generation, LLC, its competitive generation subsidiary, agreed to acquire AES Ironwood, L.L.C. and AES Prescott, L.L.C., which together own and operate the 705-megawatt AES Ironwood combined-cycle natural-gas-fired power plant in Lebanon, Pa., from a subsidiary of The AES Corporation.

Total consideration for the transaction is approximately $304 million, consisting of a cash purchase price of $87 million, which includes $4.8 million in expected working capital, and approximately $217 million of net project indebtedness of AES Ironwood, L.L.C.

The plant began operation in 2001, and for the past four years PPL EnergyPlus, LLC, the marketing and trading subsidiary of PPL, has supplied natural gas for the operation of the plant in return for securing its full output under a tolling agreement that expires in 2021.

“The acquisition of the Ironwood facility is an excellent opportunity for us to bring into full ownership additional combined-cycle gas generation in PJM at an attractive valuation,” said Bill Spence, PPL’s president and chief executive officer.

The sale is expected to close in the second quarter of 2012 following the receipt of necessary regulatory approvals and third-party consents.

The acquisition is not expected to have a material impact on PPL’s earnings or financing plans.

PPL Corporation, headquartered in Allentown, Pa., owns or controls about 19,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets, and delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. More information is available at www.pplweb.com.

The AES Corporation (NYSE: AES) is a Fortune 200 global power company. It provides affordable, sustainable energy to 27 countries through its diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Its workforce of 28,000 people is committed to operational excellence and meeting the world’s changing power needs.

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Statements contained in this news release with respect to future earnings are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.